Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

October 15, 2004

among

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

The Lenders Party Hereto

JPMORGAN CHASE BANK,
as Administrative Agent,

CREDIT SUISSE FIRST BOSTON,
Cayman Islands Branch,
as Syndication Agent,

and

FLEET NATIONAL BANK, a Bank of America Company,
CITIZENS BANK OF MASSACHUSETTS

and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

__________________________________

     J.P. MORGAN SECURITIES, INC.
and
CREDIT SUISSE FIRST BOSTON,
as Joint Lead Arrangers and Joint Bookrunners

SCHEDULES:

Schedule 2.01 — Term Commitments
Schedule 2.04 — Revolving Commitments
Schedule 2.08 — Existing Letters of Credit
Schedule 3.01 — Subsidiaries
Schedule 3.06 — Disclosed Matters
Schedule 4.02(c) — Domestic Subsidiaries not Required to be Pledged
Schedule 4.02(d) — Foreign Pledge Agreements
Schedule 4.02(f) — Mortgaged Properties
Schedule 6.01 — Existing Indebtedness
Schedule 6.04 — Existing Investments
Schedule 6.08 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Acceptance
Exhibit B-1A — Form of Opinion of Special New York counsel for the Consolidated Entities
Exhibit B-1B — Form of Opinion of General Counsel for the Consolidated Entities
Exhibit B-2A — Form of Opinion of Special New York counsel for the Consolidated Entities
Exhibit B-2B — Form of Opinion of General Counsel for the Consolidated Entities
Exhibit C — Form of Guarantee Agreement
Exhibit D — Form of Pledge Agreement
Exhibit E — Form of Security Agreement
Exhibit F — Form of Mortgage

     CREDIT AGREEMENT, dated as of October 15, 2004, between CHARLES RIVER LABORATORIES INTERNATIONAL, INC., the LENDERS party hereto and JPMORGAN CHASE BANK, as Administrative Agent.

     The parties hereto agree as follows:

ARTICLE I

Definitions

     SECTION 1.01.  Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

     “3.50% Convertible Note Indenture” means the Indenture dated as of January 24, 2002 from the Borrower to State Street Bank & Trust Company, as Trustee, as in effect on the Effective Date and as amended from time to time in accordance with Section 6.10, pursuant to which the Borrower issued the 3.50% Convertible Notes.

     “3.50% Convertible Notes” means the $185,000,000 Senior Convertible Indentures due February 1, 2022, as in effect on the Effective Date and as amended from time to time in accordance with Section 6.10, issued pursuant to the terms of the 3.50% Convertible Note Indenture.

     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

     “Acquisition” means the acquisition of Inveresk by the Borrower pursuant to the Merger Agreement.

     “Act” has the meaning assigned to such term in Section 9.15.

     “Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

     “Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

     “Agreement” means this Credit Agreement, dated as of October 15, 2004, among the Borrower, the Lenders and the Administrative Agent, as amended, supplemented, restated or otherwise modified from time to time.

     “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     “Applicable Rate” means, for any day, with respect to any Eurocurrency Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio	Eurocurrency Spread	Commitment Fee Rate
Category 1	Greater than or equal to 2.50 to 1	1.750%	0.500%
Category 2	Greater than or equal to 1.75 to 1 but less than 2.50 to 1	1.500%	0.375%
Category 3	Greater than or equal to 1.00 to 1 but less than 1.75 to 1	1.375%	0.300%
Category 4	Less than 1.00 to 1	1.250%	0.250%

     For purposes of the foregoing, (a) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Consolidated Entities based upon the financial statements delivered pursuant to Section 5.01(a) or (b); and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such financial statements indicating such change and ending on the date immediately preceding the effective date of the next change in the Applicable Rate; provided that the Leverage Ratio shall be deemed to be in Category 2 until the end of the second full fiscal quarter following the Effective Date; provided further that the Leverage Ratio shall be deemed to be in Category 1 (i) at any time that an Event of Default under paragraph (a) or (b) of Article VII has occurred and is continuing or (ii) if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such financial statements are delivered.

     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     “Asset Sale” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d) or (e) of Section 6.06) that yields gross proceeds to any Consolidated Entity (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

     “Borrower” means Charles River Laboratories International, Inc., a Delaware corporation.

     “Borrowing” means (a) Term Loans of the same Type, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

     “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.02 or 2.06.

     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits or euro deposits in the London interbank market.

     “Calculation Time” has the meaning assigned to such term in Section 2.24(a).

     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership or participation interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Borrower by any Person or group; or (d) the occurrence of a change of control (or similar event, howsoever defined) under and as defined in any indenture or other agreement in respect of any Indebtedness to which any Loan Party is a party.

     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.18(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

     “Charles River Australia” means SPAFAS Australia PTY Ltd., an Australian corporation.

     “Charles River China” means SPAFAS Jinan Poultry Company, Ltd., a Chinese corporation.

     “Charles River Mexico” means Aves Lebirs de Patogenos Especificos, S.A. de C.V., a Mexican corporation.

     “Charles River Proteomics” means Charles River Proteomics Services, Inc., a Delaware corporation.

     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     “Co-Documentation Agents” means Bank of America, N.A., Citizens Bank of Massachusetts and Wachovia Bank, National Association.

     “Collateral” means all of the right, title and interest of each Consolidated Entity in and to the property in which such Person has granted a Lien to the Administrative Agent for its benefit and the ratable benefit of the Lenders under any Loan Document.

     “Commitment” means, with respect to each Lender, the Term Commitment and the Revolving Commitment of such Lender.

     “Consolidated Capital Expenditures” means, for any period, the dollar amount of gross expenditures (including cash payments during such period in respect to Capital Lease Obligations, but excluding Permitted Acquisitions) by the Consolidated Entities for the acquisition of any fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto incurred during such period in each case which are required to be capitalized for financial reporting purposes in accordance with GAAP.

     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, minus the aggregate noncash amount of extraordinary or nonrecurring gains of such Person for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income for such period, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period, plus (b) the aggregate amount of income tax expense for such period, plus (c) the aggregate amount of depreciation and amortization for such period, all as determined on a consolidated basis with respect to the Consolidated Entities in accordance with GAAP. For any period ending on or prior to December 25, 2004, Consolidated EBITDA shall be determined on a pro forma basis as if River Valley Farms, Inc. were acquired at the beginning of such period. For any period ending on or prior to December 24, 2005, Consolidated EBITDA shall be determined on a pro forma basis as if Inveresk and its subsidiaries were acquired at the beginning of such period. For any period after the commencement of which the Borrower or any of its Subsidiaries shall have consummated the acquisition of a Person (or part thereof) in a Permitted Acquisition, Consolidated EBITDA shall be determined on a pro forma basis as if such Person (or part thereof) was acquired at the beginning of such period and after giving effect to any adjustments (including, without limitation, operating and expense reductions and other synergistic benefits) permitted pursuant to Regulation S-X under the Securities Act of 1933, as amended; provided that the Borrower shall have delivered to the Lenders acceptable financial statements of such Person (or part thereof) as required under Section 5.01(c).

     “Consolidated Entity” means the Borrower or any Subsidiary whose accounts are or are required to be consolidated or included with the accounts of the Borrower in accordance with GAAP.

     “Consolidated Fixed Charges” means, with respect to any period of four consecutive fiscal quarters of the Consolidated Entities, the sum of (a) all scheduled payments of principal on Consolidated Indebtedness during such period, plus (b) Consolidated Interest Expense for such period, plus (c) all Restricted Payments made during such period. For the purposes of determining Consolidated Fixed Charges during any period of four consecutive fiscal quarters of the Consolidated Entities, there shall be included in Consolidated Fixed Charges all principal payments and interest expense, and payments substantially comparable to Restricted Payments as defined herein of any Person (or part thereof) acquired during such period in a Permitted Acquisition accrued from the beginning of such period to the date of closing of such Permitted Acquisition as if such Permitted Acquisition had occurred and related financings and repayments and prepayments of Indebtedness had occurred at the beginning of such period determined in accordance with GAAP. For the purpose of calculating the Fixed Charge Coverage Ratio for any period ending on or prior to December 24, 2005, the amount in subparagraph (a) above for such period shall be equal to the current portion of Funded Debt as set forth on the balance sheet of the Consolidated Entities on the last day of such period.

     “Consolidated Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Consolidated Entities outstanding as of such date, as determined on a consolidated basis in accordance with GAAP and solely to the extent any such Indebtedness is reflected on the balance sheet of the Consolidated Entities as of such date.

     “Consolidated Interest Expense” means, for any period, the interest expense, both expensed and capitalized (including the interest component in respect of Capital Lease Obligations), accrued or paid by the Consolidated Entities during such period, as determined on a consolidated basis in accordance with GAAP.

     “Consolidated Net Income” means, for any period, net income or loss of the Consolidated Entities for such period after deducting and eliminating all items attributable to interests in minority investments, as determined on a consolidated basis in accordance with GAAP.

     “Consolidated Net Worth” means, at any date of determination thereof, the result of (a) all assets as shown on a consolidated balance sheet of the Consolidated Entities, minus (b) all liabilities as shown on a consolidated balance sheet of the Consolidated Entities, as determined on a consolidated basis in accordance with GAAP.

     “Consolidated Subordinated Indebtedness” means, at any date of determination thereof, the 3.50% Convertible Notes and any other Indebtedness of the Borrower that is expressly subordinated to the Obligations on terms and conditions acceptable to the Required Lenders in their sole discretion.

     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether as a trustee or through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

     “Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (but shall exclude, as to any Person, the issuance by such Person of its Capital Stock and any Recovery Event as to any asset of such Person). The terms “Dispose” and “Disposed of” shall have correlative meanings.

     “dollars” or “$” refers to lawful money of the United States of America.

     “Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in dollars, such amount, and (b) with respect to any amount denominated in euros, the equivalent in dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on the date of determination of such equivalent. In making any determination of the Dollar Equivalent (for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any date or for any other purpose), the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the applicable Borrower delivers a Borrowing Request (which, in accordance with Section 2.06, may be telephonic) for Loans or on such other date upon which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement. As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.

     “Domestic Capital Expenditures” means, for any period, the dollar amount of gross expenditures (including cash payments during such period in respect to Capital Lease Obligations, but excluding Permitted Acquisitions) by the Borrower and its Domestic Subsidiaries for the acquisition of any fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto incurred during such period, in each case which are required to be capitalized for financial reporting purposes in accordance with GAAP.

     “Domestic Current Assets” means, at any date, all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Domestic Subsidiaries at such date.

     “Domestic Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Domestic Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Domestic Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

     “Domestic Net Income” means, for any period, net income or loss of the Borrower and its Domestic Subsidiaries for such period after deducting and eliminating all items attributable to interests in minority investments, as determined on a consolidated basis in accordance with GAAP.

     “Domestic Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any jurisdiction in the United States.

     “Domestic Working Capital” means, at any date, the excess of Domestic Current Assets on such date over Domestic Current Liabilities on such date.

      “EDCF Percentage” means 50% or, if the Leverage Ratio on the last day of the fiscal year most recently ended is 2.00 to 1.00 or less, 0%.

     “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Domestic Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Domestic Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Domestic Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Domestic Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or any other Governmental Authority or a plan administrator of any notice relating to an intention to terminate any Domestic Plan or Domestic Plans or to appoint a trustee to administer any Domestic Plan or Domestic Plans; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Domestic Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) any Foreign Plan Event.

     “Eurocurrency” means, when used in reference to any Loan or Borrowing, a Loan, or the Loans comprising such Borrowing, that are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

     “euros” and “€” means the single currency of Participating Member States introduced in accordance with the provision of Article 123 of the Treaty and, in respect of all payments to be made under this Agreement in Euro, means immediately available, freely transferable funds in such currency.

     “Event of Default” has the meaning assigned to such term in Article VII.

     “Excess Domestic Cash Flow” means, for any fiscal year of the Consolidated Entities, the excess, if any, of (a) the sum, without duplication, of (i) Domestic Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Domestic Net Income, (iii) decreases in Domestic Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and its Domestic Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Domestic Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Domestic Net Income, (ii) the aggregate amount actually paid in cash during such fiscal year on account of Domestic Capital Expenditures (excluding any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Domestic Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Domestic Working Capital for such fiscal year, and (vi) the aggregate net amount of gain on the Disposition of property by the Borrower and its Domestic Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Domestic Net Income.

     “Excess Domestic Cash Flow Application Date” has the meaning assigned to such term in Section 2.14(c).

     “Exchange Rate” means, with respect to euros on a particular date, the rate at which euros may be exchanged into dollars, as set forth at 11:00 a.m. London time on such date on the applicable Reuters Screen page with respect to euros. In the event that such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to euros shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London interbank or other market where its foreign currency exchange operations in respect of euros are then being conducted, at or about 11:00 a.m., London time, at such date for the purchase of dollars with euros, for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) income, franchise or any branch profits taxes, (b) taxes imposed solely by reason of any present or former connection between the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made on account of any obligation of the Loan Parties hereunder and the jurisdiction imposing such taxes, other than as a result of any Loan Document or any transaction contemplated thereby and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Loan Party under Section 2.22(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of such new lending office (or assignment), to receive additional amounts from such Loan Party with respect to such withholding tax pursuant to Section 2.20(a).

     “Existing Credit Agreements” means the Existing CRL Credit Agreement and the Existing Inveresk Credit Agreement.

     “Existing CRL Credit Agreement” means the Credit Agreement, dated as of March 31, 2003, among the Borrower, Charles River Laboratories, Inc., the lenders party thereto and JPMorgan Chase Bank, as administrative agent.

     “Existing Inveresk Credit Agreement” means the Credit Agreement, dated as of July 28, 2003, among Inveresk, certain of its subsidiaries party thereto, the lenders party thereto and Wachovia Bank, National Association, as administrative agent.

     “Existing Letters of Credit” means the Letters of Credit listed on Schedule 2.08.

     “Facility” means each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”) and (b) the Revolving Facilities.

     “Facility A Revolving Commitment” means, with respect to each Facility A Revolving Lender, the commitment of such Lender to make Facility A Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Facility A Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.11, (b) increased from time to time pursuant to Section 2.23 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Facility A Revolving Commitment is set forth on Schedule 2.04, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Facility A Revolving Commitments is $150,000,000, which may be increased pursuant to Section 2.23 to $200,000,000.

     “Facility A Revolving Commitment Percentage” means, with respect to any Revolving Lender, the percentage of the total Facility A Revolving Commitments represented by such Lender’s Facility A Revolving Commitment. If the Facility A Revolving Commitments have terminated or expired, the Facility A Revolving Commitment Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

     “Facility A Revolving Credit Exposure” means, with respect to any Facility A Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s Facility A Revolving Loans and its LC Exposure and Swingline Exposure at such time.

     “Facility A Revolving Lenders” means the Persons listed on Schedule 2.04 under the heading “Facility A Revolving Lenders” and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

     “Facility A Revolving Loan” has the meaning assigned to such term in Section 2.04(a).

     “Facility B Revolving Commitment” means, with respect to each Facility B Revolving Lender, the commitment of such Lender to make Facility B Revolving Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Facility B Revolving Commitment is set forth on Schedule 2.04, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Facility B Revolving Commitments is $50,000,000.

     “Facility B Revolving Lenders” means the Persons listed on Schedule 2.04 under the heading “Facility B Revolving Lenders” and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

     “Facility B Revolving Loan” has the meaning assigned to such term in Section 2.04(b).

      “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     “Financial Officer” means the chief financial officer or, if there is no chief financial officer, the principal accounting officer (or similarly designated officer) of the Borrower.

     “First Borrowing Date” means the first date on which a Borrowing hereunder is made.

     “Fitch” shall mean Fitch Investors Service, Inc.

     “Fixed Charge Coverage Ratio” means, on any date, the ratio of (a) the result of (i) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Consolidated Entities ended on or most recently ended as of such date, minus (ii) Consolidated Capital Expenditures for the period of four consecutive fiscal quarters of the Consolidated Entities ended on or most recently ended as of such date to (b) Consolidated Fixed Charges during the period of four consecutive fiscal quarters of the Consolidated Entities ended on or most recently ended as of such date.

     “Foreign Lender” means any Lender that is organized under the laws of, or, for United States income tax purposes, is treated as a resident of, any jurisdiction outside the United States of America.

     “Foreign Plan” means any pension plan or other deferred compensation plan, program or arrangement maintained by any Foreign Subsidiary which is subject to funding rules comparable to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

     “Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee to administer any such Foreign Plan, or to the insolvency of any such Foreign Plan, or (d) the incurrence of any liability of the Consolidated Entities under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein.

     “Foreign Subsidiary” means any Subsidiary that is not organized under the laws of any jurisdiction in the United States of America.

     “Funded Debt” means, as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

     “Funding Office” means the office of the Administrative Agent specified in Section 9.01 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

     “GAAP” means generally accepted accounting principles in the United States of America.

     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “Granting Lender” has the meaning assigned to such term in Section 9.04(h).

     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

     “Guarantee Agreement” means each Guarantee delivered by the applicable Material Domestic Subsidiary to the Administrative Agent whereby such Material Domestic Subsidiary shall guarantee the obligations under the Loan Documents, which Guarantee shall be substantially in the form of Exhibit C, as amended, supplemented, restated or otherwise modified from time to time.

     “Guarantors” means the Subsidiaries that are or become parties to a Guarantee Agreement.

     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     “Hedging Agreement” means any swap agreement (as defined in 11 U.S.C. §101)101) or other interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (including installment obligations but excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person and all obligations of such Person under Synthetic Leases, (h) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit and letters of guaranty, (i) the net obligations of such Person in respect of Hedging Agreements, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations of such Person arising with respect to Capital Stock that is redeemable by such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

     “Indemnified Taxes” means Taxes other than Excluded Taxes.

     “Information Memorandum” means the Confidential Information Memorandum dated September 2004 relating to the Borrower and the Transactions.

     “Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

     “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each calendar month, (b) with respect to any Eurocurrency Loan with an Interest Period of one, two or three months, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of six months’ duration, that day three months after the first day of such Interest Period and the last day of such Interest Period and (c) with respect to any Swingline Loan, the Swingline Loan Maturity Date.

     “Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

     “Inveresk” means Inveresk Research Group, Inc.

     “Issuing Bank” means JPMorgan Chase Bank, Fleet National Bank, a Bank of America Company and any such other Lender, or affiliate of a Lender, reasonably acceptable to the Administrative Agent as may be appointed by the Borrower from time to time and which appointment is accepted by such Lender or Lender affiliate in its sole discretion, each in its capacity as an issuer of Letters of Credit hereunder, and any successors in such capacity as provided in Section 2.08. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Facility A Revolving Commitment Percentage of the total LC Exposure at such time.

     “Lenders” means Term Lenders and the Revolving Lenders. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.

     “Leverage Ratio” means, on any date, the ratio of (a)(i) Consolidated Indebtedness plus (ii) the aggregate outstanding attributed principal amount under any Receivables Financing Program incurred in accordance with this Agreement, as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Consolidated Entities ended on or most recently ended as of such date.

     “LIBO Rate” means, (a) with respect to any Eurocurrency Borrowing denominated in dollars for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period and (b) with respect to any Eurocurrency Borrowing denominated in euros for any Interest Period, the rate appearing on Page 248 of the Telerate Service (it being understood that this rate is the euro interbank offered rate (known as the “EURIBOR Rate”) sponsored by the Banking Federation of the European Union (known as the “FBE”) and the Financial Markets Association (known as the “ACI”)) at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in euro with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the arithmetic average of the rates at which deposits in dollars or euros approximately equal in principal amount to the Dollar Equivalent of $5,000,000 and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     “Loan Documents” means this Agreement, each Security Document, and each Hedging Agreement between a Loan Party and a Lender or an Affiliate of a Lender, as each may be amended or supplemented from time to time.

     “Loan Parties” means the Borrower and the Guarantors.

     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

     “Majority Facility Lenders” means, with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount the Term Loans or the total Revolving Credit Exposures, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the total Revolving Commitments).

     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Consolidated Entities taken as a whole, (b) the ability of any Loan Party to perform, or the enforceability against any Loan Party of, any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

     “Material Domestic Subsidiary” means a Domestic Subsidiary that is a Material Subsidiary; provided that, for purposes of Sections 4.02(a) and (b) and 5.09(a)(i) and (ii), no Receivables Subsidiary shall be deemed to be a Material Domestic Subsidiary.

     “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Consolidated Entities in an aggregate principal amount exceeding $15,000,000 in the aggregate. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Consolidated Entity in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Consolidated Entity would be required to pay if such Hedging Agreement were terminated at such time.

     “Material Subsidiary” means any Subsidiary, including its subsidiaries, which meets either of the following conditions: (i) for the period of four consecutive fiscal quarters of the Consolidated Entities most recently ended, the gross revenues of such Subsidiary (and its subsidiaries) and all other Subsidiaries that are not Material Subsidiaries exceed ten percent (10%) of the gross revenues of the Consolidated Entities, as determined in accordance with GAAP or (ii) as of the end of the most recently ended fiscal quarter of the Consolidated Entities, the gross assets of such Subsidiary (and its subsidiaries) and all other Subsidiaries that are not Material Subsidiaries exceed seven and one-half percent (7.50%) of the total assets of the Consolidated Entities, as determined in accordance with GAAP.

     “Merger Agreement” means the Merger Agreement dated as of June 30, 2004 among the Borrower, Inveresk, Indigo Merger I Corp. and Indigo Merger II Corp., as such agreement may be modified, amended or supplemented from time to time.

     “Moody’s” means Moody’s Investors Service, Inc.

     “Mortgaged Properties” means the real properties listed on Schedule 4.02(f), as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

     “Mortgages” means each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit F (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded or as shall otherwise be agreed to by the Borrower and the Administrative Agent).

     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’

fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

     “Obligations” means (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, (b) each payment required to be made in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, (c) all other monetary obligations, including fees (including fees and disbursements of counsel), costs, expenses, guaranties and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of each Loan Party to the Administrative Agent or any Lender under this Agreement and the other Loan Documents and (d) all monetary obligations of each Loan Party under each Hedging Agreement entered into with any counterparty that was a Lender (or an Affiliate of a Lender) at the time such Hedging Agreement was entered into.

     “Other Taxes” means any and all present or future recording, stamp, documentary excise, transfer, sales, property or similar taxes, charges or levies imposed by any Governmental Authority arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

     “Participating Member State” means a member of the European Community that adopts or has adopted the euro as its currency in accordance with legislation of the European Community relating to Economic and Monetary Union Legislation.

     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

     “Permitted Acquisition” means any acquisition, whether by purchase, merger, consolidation or otherwise, if immediately after giving effect thereto: (a) such acquisition is of all or substantially all the assets of, or Capital Stock in, a Person or division or line of business or other business unit of a Person and relates to the business conducted by the Consolidated Entities as of the date hereof or in a business reasonably related thereto; (b) no Event of Default shall have occurred and be continuing or would result therefrom; (c) all transactions related thereto shall be consummated in accordance with applicable laws; (d) any acquired or newly formed corporation, partnership or limited liability company shall be a Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under Section 5.09 shall have been taken or will be taken within the time periods specified therein; and (e) the Consolidated Entities shall be in compliance, on a pro forma basis after giving effect to such acquisition or formation, with the covenants contained in Sections 6.11 and 6.12 recomputed as at the last day of the most recently ended fiscal quarter of the Consolidated Entities as if, for the purposes of calculating Consolidated Indebtedness, Consolidated Fixed Charges, Consolidated Net Income, Consolidated Net Worth and Consolidated EBITDA, such acquisition and related financings or other transactions had occurred on the first day of the period for testing such compliance and, if the consideration provided in connection with such acquisition exceeds $20,000,000, then the Borrower shall have delivered to the Administrative Agent an officers’ certificate to such effect, together with all financial information as required under Section 5.01(c) for the Person or assets to be acquired.

     “Permitted Encumbrances” means:

     (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that (i) are not overdue by more than 30 days or (ii) are being contested in compliance with Section 5.04;

     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII (and liens securing bonds or letters of credit posted to bond any such judgment);

     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Consolidated Entity; and

     (g) with respect to each Mortgaged Property, the liens and other title matters reasonably acceptable to the Administrative Agent listed on Schedule B to the title policies referred to in Section 4.02(f)(ii);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

     “Permitted Investments” means:

     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof);

     (b) investments in commercial paper;

     (c) investments in certificates of deposit, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

     (e) corporate obligations, bank obligations, Yankee bonds, medium-term notes and deposit notes;

     (f) municipal bonds, notes and commercial paper (taxable or tax exempt);

     (g) auction rate securities (taxable or tax exempt), variable rate demand notes, puttable bonds and asset backed securities;

     (h) mutual funds investing predominantly in the Permitted Investments listed in subparagraphs (a) through (g) above; and

     (i) with respect to a Foreign Subsidiary, securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof in the jurisdiction of domicile of such Foreign Subsidiary.

; provided that (i) all Permitted Investments with a maturity of less than one year shall bear at least, from two of the following rating services, a rating of at least A1 by S&P, P1 by Moody’s and/or F1 by Fitch and (ii) all Permitted Investments with a maturity of one year or more (other than Permitted Investments referred to in clauses (a) and (i) above) shall bear at least, from one of the following rating services, a rating of at least A by S&P, A2 by Moody’s and/or A by Fitch; provided further that at least 90% of the all Permitted Investments at any time will have a maximum effective maturity of two years or less.

      “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     “Plan” means a Domestic Plan or a Foreign Plan.

     “Pledge Agreement” means each pledge agreement delivered by the Borrower or any Material Domestic Subsidiary to the Administrative Agent, whereby such Person shall grant to the Administrative Agent a first-priority Lien on Indebtedness and Capital Stock held by such Person to secure the Obligations, which pledge agreement shall be substantially in the form of Exhibit D, as amended, supplemented, restated or otherwise modified from time to time or, in the case of any pledge agreement with respect to the pledge of any Capital Stock of a first-tier Foreign Subsidiary which is directly owned by the Borrower or any Material Domestic Subsidiary, shall be in form and substance reasonably satisfactory to the Administrative Agent and its local counsel.

     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

     “Receivables Financing Program” means a program under which any of the Consolidated Entities sell, transfer, encumber or otherwise dispose of accounts receivable and/or related ancillary rights or assets, or interests therein, without recourse (except for customary representations and customary non-credit dilution provisions) other than with respect to such Consolidated Entity’s retained interest in such accounts receivable and/or related ancillary rights or assets or interests therein, such program to have terms and conditions reasonably acceptable to the Administrative Agent; provided that the aggregate outstanding attributed principal amount under such program shall not exceed $75,000,000 at any time.

     “Receivables Subsidiary” means any single purpose entity formed and operating solely in connection with a Receivables Financing Program permitted under this Agreement.

     “Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Consolidated Entity in an amount in excess of $5,000,000.

     “Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Consolidated Entity in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.14(b) as a result of the delivery of a Reinvestment Notice.

     “Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

     “Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

     “Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

     “Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring nine months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

     “Register” has the meaning set forth in Section 9.04(c).

     “Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

      “Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     “Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

     “Required Lenders” means, at any time, the holders of more than 50% of (a) until the Effective Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the total Revolving Credit Exposures.

     “Restricted Payment” means, without duplication, (a) any dividend or other distribution (whether in cash, securities or other property), or setting aside of property for any dividend or other distribution, with respect to any Capital Stock of the Borrower, (b) any payment (whether in cash, securities or other property), or setting aside of property, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any (i) Capital Stock of the Borrower or (ii) Consolidated Subordinated Indebtedness; provided that any such dividends, distributions, payments or settings aside of property made (x) solely with Capital Stock of the Borrower, (y) with the proceeds of the issuance by the Borrower of its Capital Stock or (z) in respect of Consolidated Subordinated Indebtedness, with the proceeds of refinancings thereof permitted under

Section 6.01(b) or Consolidated Subordinated Indebtedness permitted under Section 6.01(f) shall not constitute Restricted Payments.

     “Revolving Commitment” means, with respect to any Revolving Lender, such Revolving Lender’s Facility A Revolving Commitment and Facility B Revolving Commitment, it being understood that with respect to each Lender with a Facility A Revolving Commitment and a Facility B Revolving Commitment, (a) the amount of such Lender’s total Revolving Commitment is equal to such Lender’s Facility A Revolving Commitment and (b) the amount of such Lender’s Facility B Revolving Commitment is a sublimit within such Lender’s total Revolving Commitment.

     “Revolving Commitment Maturity Date” means October 15, 2009.

     “Revolving Commitment Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Commitment Maturity Date and the date of termination of the Revolving Commitments.

     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Facility A Revolving Credit Exposure and Facility B Revolving Loans at such time.

     “Revolving Facility” means each of (a) the Facility A Revolving Commitments and the extensions of credit made thereunder (“Revolving Facility A”) and (b) the Facility B Revolving Commitments and the Facility B Revolving Loans made thereunder (“Revolving Facility B”).

     “Revolving Lenders” means the Facility A Lenders and the Facility B Lenders.

     “Revolving Loans” means the Facility A Revolving Loans and the Facility B Revolving Loans.

      “S&P” means Standard & Poor’s Ratings Services.

     “Security Agreement” means each security agreement delivered by the Borrower or any Domestic Material Subsidiary, whereby such Person shall grant to the Administrative Agent a first-priority Lien on its personal property to secure the Obligations, which security agreement shall be substantially in the form of Exhibit E, as amended, supplemented, restated or otherwise modified from time to time.

     “Security Documents” means each Guarantee Agreement, each Security Agreement, each Pledge Agreement, each Mortgage and each other security agreement, document and instrument from time to time executed and delivered to the Administrative Agent, pursuant to the terms of the Loan Documents.

     “SPC” has the meaning assigned to such term in Section 9.04(h).

     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority with jurisdiction over the Administrative Agent or any Lender (including any branch, affiliate or other funding office thereof making or holding a Loan) for any category of liabilities which includes deposits by reference to which the Base CD Rate or the Adjusted LIBO Rate in respect of any Borrowing is determined. Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     “Subrogation Rights” has the meaning assigned to such term in Article IX.

     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, trust, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, trust, association or other entity (a) of which securities or other ownership or participation interests representing more than 50% of the equity or participation interests or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

     “Subsidiary” means any subsidiary of the Borrower and any subsidiary of the Borrower created or acquired by the Borrower after the date hereof.

     “Super-Majority Facility Lenders” means, with respect to any Facility, the holders of more than 66-2/3 % of the aggregate unpaid principal amount of the Term Loans or the total Revolving Credit Exposures, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 66-2/3% of the total Revolving Commitments).

     “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Facility A Revolving Commitment Percentage of the total Swingline Exposure at such time.

     “Swingline Lender” means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.

     “Swingline Loan” means a Loan made pursuant to Section 2.07.

     “Swingline Loan Maturity Date” means the maturity date requested by the Borrower in connection with a Swingline Loan (which date shall in no event be later than the earlier of (a) 30 days after the date of such Borrowing thereof and (b) the Maturity Date).

     “Syndication Agent” means Credit Suisse First Boston, Cayman Islands Branch.

     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     “Term Commitment” means, with respect to each Lender, the commitment of such Lender to make a Term Loan in an amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 2.01. The initial aggregate amount of the Lenders’ Term Commitments is $400,000,000.

     “Term Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

     “Term Loan” has the meaning assigned to such term in Section 2.01.

     “Term Percentage” means, with respect to any Term Lender, the percentage of the total Term Commitments represented by such Lender’s Term Commitment (or, at any time after the Effective Date, the percentage of the aggregate principal amount of the then outstanding Term Loans represented by the aggregate principal amount of such Lender’s then outstanding Term Loans).

     “Transactions” means the execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder; provided that the Acquisition shall not be included in the Transactions.

     “Treaty” means the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1987, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), the Amsterdam Treaty (which was signed at Amsterdam on October 2, 1997 and came into force on May 1, 1999) and the Nice Treaty (which was signed on February 26, 2001), each as amended from time to time and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the euro in one or more member states.

     “Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

     “Unrestricted Loan Party” means the Borrower and each Wholly-Owned Subsidiary that is a Domestic Subsidiary and a Loan Party.

     “Wholly-Owned Subsidiary” means a Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Borrower and/or one or more other Wholly-Owned Subsidiaries.

     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     SECTION 1.02.  Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”) or by Revolving Facility (e.g., a “Facility A Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”) or by Revolving Facility (e.g., a “Facility A Borrowing”).

     SECTION 1.03.  Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     SECTION 1.04.  Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

     SECTION 2.01.  Term Commitments. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the First Borrowing Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.02 and 2.16.

     SECTION 2.02.  Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days prior to the First Borrowing Date or (b) in the case of an ABR Borrowing, not later 10:00 A.M., New York City time, on the First Borrowing Date) requesting that the Term Lenders make the Term Loans on the First Borrowing Date and specifying the amount to be borrowed and, in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period. Upon receipt of such Borrowing Request the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the First Borrowing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

     SECTION 2.03.  Repayment of Term Loans. The Term Loan of each Term Loan Lender shall mature in 20 consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount

December 31, 2004	$20,000,000

March 31, 2005	$20,000,000
June 30, 2005	$20,000,000
September 30, 2005	$20,000,000
December 31, 2005	$20,000,000

March 31, 2006	$20,000,000
June 30, 2006	$20,000,000
September 30, 2006	$20,000,000
December 31, 2006	$20,000,000

March 31, 2007	$20,000,000
June 30, 2007	$20,000,000
September 30, 2007	$20,000,000
December 31, 2007	$20,000,000

March 31, 2008	$20,000,000
June 30, 2008	$20,000,000
September 30, 2008	$20,000,000
December 31, 2008	$20,000,000

March 31, 2009	$20,000,000
June 30, 2009	$20,000,000
September 30, 2009	$20,000,000

     SECTION 2.04.  Revolving Commitments. (a) Subject to the terms and conditions set forth herein, each Facility A Revolving Lender agrees to make revolving credit loans (“Facility A Revolving Loans”) in dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding the amount of such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Facility A Revolving Loans.

     (b) Subject to the terms and conditions set forth herein, each Facility B Revolving Lender agrees to make revolving credit loans (“Facility B Revolving Loans”) in euros to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which (i) does not exceed such Lender’s Facility B Commitment and (ii) will not result in such Lender’s Revolving Credit Exposure exceeding the amount of such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Facility B Revolving Loans.

     SECTION 2.05.  Revolving Loans and Borrowings. (a) Each Revolving Loan under any Revolving Facility shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments under such Revolving

Facility. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders under each Revolving Facility are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

     (b) Subject to Section 2.17, (i) each Facility A Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith and (ii) each Facility B Revolving Borrowing shall be comprised entirely of Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

     (c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is not less than $1,000,000 and an integral multiple of $100,000 (or, in the case of Borrowings denominated in euros, not less than "€"500,000 and an integral multiple of "€"100,000). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Each Swingline Borrowing shall be in an amount that is not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than an aggregate total of ten Eurocurrency Borrowings and Swingline Borrowings outstanding.

     (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Commitment Maturity Date.

     SECTION 2.06.  Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.05:

     (i) the aggregate amount of the requested Borrowing;

     (ii) the Revolving Facility under which the Borrowing is to be made:

     (iii) the date of such Borrowing, which shall be a Business Day;

     (iv) in the case of a Facility A Borrowing, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

     (v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

     (vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.09.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

     SECTION 2.07.  Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in dollars to the Borrower from time to time during the Revolving Commitment Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Revolving Commitments; provided that no Swingline Loan shall be made or requested to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

     (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

     (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Facility A Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Facility A Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Facility A Revolving Lender, specifying in such notice such Lender’s Facility A Revolving Commitment Percentage of such Swingline Loan or Loans. Each Facility A Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Facility A Revolving Commitment Percentage of such Swingline Loan or Loans. Each Facility A Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Facility A Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.09 with respect to Loans made by such Lender (and Section 2.09 shall apply, mutatis mutandis, to the payment obligations of the Facility A Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Facility A Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Facility A Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

     SECTION 2.08.  Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in dollars for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Commitment Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $20,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.

     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date not later than one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Commitment Maturity Date.

     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Facility A Revolving Lenders, the Issuing Bank hereby grants to each Facility A Revolving Lender, and each Facility A Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Facility A Revolving Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Facility A Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Facility A Revolving Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Facility A Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

     (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.06 or 2.07 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Facility A Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Facility A Revolving Commitment Percentage thereof. Promptly following receipt of such notice, each Facility A Revolving Lender shall pay to the Administrative Agent its Facility A Revolving Commitment Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.09 with respect to Loans made by such Lender (and Section 2.09 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

     (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing (including the first sentence of this paragraph (f)) shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Facility A Revolving Lenders with respect to any such LC Disbursement.

     (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date repayment of such LC Disbursement is due in accordance with Section 2.08(e), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is due to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

     (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Facility A Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

     (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Facility A Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations with respect to Letters of Credit under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid), together with any interest amount thereon, shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

     (k) Transition of Existing Letters of Credit.

     (i) Upon the First Borrowing Date, all Existing Letters of Credit shall be deemed to have ceased to be outstanding under the Existing Credit Agreements and shall be deemed instead to have been issued under this Agreement on the First Borrowing Date and to be outstanding under this Agreement.

     (ii) The Borrower represents and warrants to the Administrative Agent, the Issuing Bank and the Lenders that Schedule 2.08 to this Agreement sets forth a true and complete listing of all Existing Letters of Credit.

     SECTION 2.09.  Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.07. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank.

     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the lesser of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the relevant Borrowing. If any such amount required to be paid by any Lender is not in fact made available to the Administrative Agent within three Business Days following the date upon which such Lender receives notice from the Administrative Agent, the Administrative Agent shall be entitled to recover from such Lender, on demand, such amount with interest thereon calculated from such due date at the rate set forth in the preceding sentence plus 3%. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

     SECTION 2.10.  Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

     (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.02 or 2.06, as the case may be, if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

     (c) Each telephonic and written Interest Election Request shall specify the following information (and in the case of Revolving Borrowings, in compliance with Section 2.05):

     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

     (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

     (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

     SECTION 2.11.  Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Commitment Maturity Date.

     (b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.13, the Revolving Credit Exposures would exceed the total Revolving Commitments.

     (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any written notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

     SECTION 2.12.  Repayment of Revolving Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay on the Revolving Commitment Maturity Date to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan. The Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Swingline Loan Maturity Date; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

     SECTION 2.13.  Optional Prepayments. (a) Subject to Section 2.19, the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

     (b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.11, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.11. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.05. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.16.

     SECTION 2.14.  Mandatory Prepayments. (a) If any Capital Stock or Indebtedness shall be issued or incurred by any Consolidated Entity, an amount equal to 50% of the Net Cash Proceeds, in the case of an issuance of Capital Stock (other than (i) to another Consolidated Entity, (ii) as permitted under Section 6.03, (iii) pursuant to employee and director compensation plans or (iv) otherwise for Net Cash Proceeds in an aggregate amount up to $10,000,000), and 100% of the Net Cash Proceeds, in the case of an issuance or incurrence of Indebtedness (other than as permitted under Section 6.01), shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.14(e); provided that no prepayment shall be required to be made pursuant to this subsection (a) if the Leverage Ratio on the last the day of the fiscal quarter most recently ended is 2.00 to 1.00 or less.

     (b) If on any date any Consolidated Entity shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans as set forth in Section 2.14(e); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans.

     (c) If, for any fiscal year of the Borrower and its Domestic Subsidiaries commencing with the fiscal year ending December 24, 2005 there shall be Excess Domestic Cash Flow, the Borrower shall, on the relevant Excess Domestic Cash Flow Application Date, apply the EDCF Percentage of such

Excess Domestic Cash Flow toward the prepayment of the Term Loans as set forth in Section 2.14(e). Each such prepayment shall be made on a date (an “Excess Domestic Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Consolidated Entities referred to in Section 5.01(a) for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

     (d) If on any date any Consolidated Entity shall receive Net Cash Proceeds in connection with any Receivables Financing Program then such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans as set forth in Section 2.14(e).

     (e) Amounts to be applied in connection with prepayments made pursuant to this Section 2.14 shall be applied to the prepayment of the Term Loans in accordance with Section 2.21(b) and shall be made, first, to ABR Loans and, second, to Eurocurrency Loans, in each case together with accrued interest to the date of such prepayment on the amount prepaid and the principal amount of Term Loans and accrued interest thereon to be paid by the Borrower pursuant to any such prepayment shall not exceed in the aggregate the applicable portion of Net Cash Proceeds or Excess Domestic Cash Flow, as the case may be, with respect to such prepayment.

     SECTION 2.15.  Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of this Section 2.15(a), the unused amount of the Revolving Commitment of any Lender shall be deemed to be the excess of (i) the aggregate Revolving Commitment of such Lender over (ii) the aggregate Revolving Credit Exposure of such Lender (exclusive of Swingline Exposure).

     (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, administration, amendment, payment, negotiation, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.

All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

     (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

     (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

     SECTION 2.16.  Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate.

     (b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

     (c) Notwithstanding the foregoing, immediately upon the occurrence of an Event of Default under Article VII(a), (b), (h) or (i), and in all other cases at the option of the Required Lenders which may be exercised following the occurrence of any other Event of Default, the Loans (and, to the extent permitted by law, overdue interest, fees and other amounts) shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section and (ii) in the case of overdue interest, fees and other amounts, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

     (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Commitment Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

     (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

     SECTION 2.17.  Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

     (b) the Administrative Agent is advised by the Majority Facility Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

     SECTION 2.18.  Increased Costs. (a) If any Change in Law shall:

     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. Nothing in this Section 2.18(a) shall override the provisions of Section 2.20.

     (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

     (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

     (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

     SECTION 2.19.  Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow any Eurocurrency Loan, continue as a Eurocurrency Loan or prepay any Eurocurrency Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.13(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.22, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

     SECTION 2.20.  Taxes. (a) Any and all payments by or on account of any Obligation shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, a Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b) In addition, the applicable Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) Each Loan Party shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any Obligation (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such

Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that such Loan Party shall not be obligated to make payment to the Administrative Agent, any Lender or the Issuing Bank pursuant to this Section 2.20 in respect of penalties, interest or other liabilities attributable to any Indemnified Taxes or Other Taxes, if (i) written demand for such payment has not been made by the Administrative Agent, Lender or Issuing Bank within 90 days from the date on which such party knew of the imposition of Indemnified Taxes or Other Taxes by the relevant Governmental Authority or (ii) such penalties, interest or other liabilities are attributable to the gross negligence or willful misconduct of the Administrative Agent, Lender or Issuing Bank, as the case may be. After the Administrative Agent, Lender or the Issuing Bank learns of the imposition of Indemnified Taxes or Other Taxes, such party will act in good faith to promptly notify the applicable Loan Party of its obligations hereunder. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (e) If the Administrative Agent, any Lender or the Issuing Bank shall become aware that it is entitled to receive a refund from a relevant Governmental Authority in respect of Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party pursuant to this Section 2.20, it shall promptly notify such Loan Party of the availability of such refund and shall, within 90 days after receipt of a request by such Loan Party (whether as a result of notification that it has made to such Loan Party or otherwise), make a claim to such Governmental Authority for such refund at such Loan Party’s expense. If the Administrative Agent, any Lender or the Issuing Bank receives a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party pursuant to this Section 2.20, or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.20, it shall promptly notify such Loan Party of such refund and shall within 90 days from the date of receipt of such refund pay over the amount of such refund (including any interest paid or credited by the relevant Governmental Authority with respect to such refund) to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, Lender or the Issuing Bank; provided, however, that such Loan Party, upon the request of such party, agrees to repay the amount paid over to such Loan Party (plus penalties, interest or other charges due to the appropriate Governmental Authority in connection therewith) to such party in the event such party is required to repay such refund to such Governmental Authority. Nothing in this Section 2.20(e) shall require any Lender to make available its tax returns or any other information relating to its taxes that it deems to be confidential.

     (f) If any Loan Party determines in good faith that a reasonable basis exists for contesting the imposition of Taxes with respect to a Lender, the Administrative Agent or the Issuing Bank, the relevant Lender, the Administrative Agent or the Issuing Bank, as the case may be, shall cooperate with such Loan Party in challenging such Taxes at such Loan Party’s expense if requested by such Loan Party.

     (g) The Administrative Agent, any Lender and the Issuing Bank shall use reasonable efforts to comply timely with any certification, identification, information, documentation or other reporting requirements if such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of, deduction or withholding of any Indemnified Taxes or Other Taxes for which any Loan Party is required to pay any additional amounts payable to or for the account of the Administrative Agent, any Lender and the Issuing Bank pursuant to this Section 2.20; provided that complying with such requirements would not be materially more onerous (in form, in procedure or in the substance of information disclosed) to the Administrative Agent, any Lender and the Issuing Bank than complying with the comparable information or other reporting requirements imposed under U.S. tax law, regulations and administrative practice.

     (h) Each Foreign Lender, before it signs and delivers this Agreement (in the case of each Foreign Lender listed on the signature pages hereof) or becomes a Lender (in the case of each other Foreign Lender), and from time to time thereafter, before the date any such form expires or becomes obsolete or invalid, shall provide the Borrower and the Administrative Agent with Internal Revenue Service form W-8BEN or W-8ECI in duplicate, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party that exempts the Lender from U.S. withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of such Lender’s trade or business in the United States and exempt from U.S. withholding tax.

     (i) For any period with respect to which a Foreign Lender has failed to provide the Borrower or the Administrative Agent with the appropriate form as required by Section 2.20(g) or (h) (whether or not such Lender is lawfully able to do so, unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 2.20(a) or (b) with respect to Indemnified Taxes; provided that if a Foreign Lender, otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to U.S. withholding taxes because of its failure to deliver a form required hereunder, the applicable Loan Party shall take such steps as such Lender shall reasonably request to assist such Lender to recover such taxes at the Lender’s expense.

     SECTION 2.21.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

     (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans, pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

     (c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

     (d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

     (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the lesser of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If any such amount required to be paid by any Lender or the Issuing Bank is not in fact made available to the Administrative Agent within three Business Days following the date upon which such Lender or Issuing Bank receives notice from the Administrative Agent, the Administrative Agent shall be entitled to recover from such Lender or Issuing Bank, on demand, such amount with interest thereon calculated from such due date at the rate set forth in the preceding sentence plus 3%.

     (f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03, 2.07(c), 2.08(d) or (e), 2.09(b) or 2.21(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such

Sections until all such unsatisfied obligations are fully paid. Any amounts so applied shall nevertheless discharge the obligations of the Borrower to such Lender to the extent of such application.

     SECTION 2.22.  Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.18, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Loan Party hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; the mere existence of such costs and expenses shall not be deemed to be disadvantageous to such Lender.

     (b) If any Lender requests compensation under Section 2.18, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, or if any Lender defaults in its obligation to fund Loans hereunder, then the applicable Loan Party may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee shall be identified to such Lender by the applicable Loan Party and may be another Lender, if a Lender accepts such assignment); provided that (i) such Loan Party shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank and the Swingline Lender), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Loan Party (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Loan Party to require such assignment and delegation cease to apply.

     SECTION 2.23.  Additional Revolving Commitments. Subject to the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender, the Borrower may request that the existing Facility A Revolving Lenders increase their respective Facility A Revolving Commitments and/or that additional Lenders be added to this Agreement until such time as the aggregate Facility A Revolving Commitments are equal to $200,000,000. Each existing Facility A Revolving Lender shall have the right (but not the obligation) to increase its Facility A Revolving Commitment based on its Facility A Revolving Commitment Percentage (with a pro rata right of overallotment extended to the existing Revolving Lenders) on the same terms and conditions being offered to any additional Facility A Revolving Lenders. Schedule 2.04 shall be automatically amended to reflect any existing Facility A Revolving Lender’s increased Facility A Revolving Commitment. By its signature of a counterpart hereof (and subsequent to its delivery of a completed Administrative Questionnaire to the Administrative Agent), each additional Facility A Revolving Lender shall be a “Facility A Revolving Lender” for all purposes hereunder and Schedule 2.04 shall be automatically amended to reflect such additional Facility A Revolving Lender’s Facility A Revolving Commitment. Upon increasing its Facility A Revolving Commitment or becoming a “Facility A Revolving Lender” hereunder, each Facility A Revolving Lender shall automatically be responsible for its Facility A Facility A Revolving Commitment Percentage of the

Revolving Credit Exposure and shall pay to the Administrative Agent its Facility A Facility A Revolving Commitment Percentage of the Facility A Revolving Loans which shall then be applied to prepay amounts outstanding to the other Facility A Revolving Lenders in accordance with Section 2.12 and subject to compensation of the Lenders pursuant to Section 2.18.

     SECTION 2.24.  Prepayments Required Due to Currency Fluctuation. (a) Not later than 1:00 p.m., New York City time, on the last Business Day of each fiscal quarter of the Consolidated Entities or at such other time as is reasonably determined by the Administrative Agent (the “Calculation Time”), the Administrative Agent shall determine the Dollar Equivalent of the total Revolving Credit Exposures outstanding as of such date.

     (b) If at the Calculation Time, the Dollar Equivalent of the total Revolving Credit Exposures exceeds the total Revolving Commitments then in effect by 5% or more, then within five Business Days of notice to the Borrower thereof, the Borrower shall prepay Swingline Loans or Revolving Loans or cash collateralize the outstanding Letters of Credit in an aggregate principal amount at least equal to such excess. Nothing set forth in this Section 2.24(b) shall be construed to require the Administrative Agent to calculate compliance under this Section 2.24(b) other than at the times set forth in Section 2.19(a).

     (c) If at the Calculation Time, the Dollar Equivalent of the total Facility B Revolving Loans outstanding exceeds the total Facility B Revolving Commitments then in effect by 5% or more, then within five Business Days of notice to the Borrowers thereof, the Borrower shall prepay Facility B Revolving Loans in an aggregate principal amount at least equal to such excess. Nothing set forth in this Section 2.24(c) shall be construed to require the Administrative Agent to calculate compliance under this Section 2.24(c) other than at the times set forth in Section 2.24(a).

ARTICLE III

Representations and Warranties

     The Borrower represents and warrants to the Lenders (as to itself and its subsidiaries, including, as of the First Borrowing Date, Inveresk and its subsidiaries) that:

     SECTION 3.01.  Organization; Powers. Each of the Consolidated Entities is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own or lease its property and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Schedule 3.01 sets forth the correct and complete list of each Subsidiary, as of the First Borrowing Date, indicating (a) its jurisdiction of organization, (b) its ownership (by holder and percentage interest), (c) its business and primary geographic scope of operation and (d) whether such Subsidiary is a Material Subsidiary.

     SECTION 3.02.  Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate partnership, limited liability company or trust powers and have been duly authorized by all necessary corporate and, if required, stockholder, partner, member or beneficiary action. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally, general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

     SECTION 3.03.  Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or those which the failure to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Consolidated Entity or any order or decree of any Governmental Authority binding on or affecting any Consolidated Entity where such violation of such order or decree, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Consolidated Entity or any of its assets, or give rise to a right thereunder to require any payment to be made by any Consolidated Entity, where such violation or result, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Consolidated Entity, except pursuant to the terms of any Loan Document.

     SECTION 3.04.  Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders the unaudited pro forma consolidated balance sheets of the Consolidated Entities and the related statements of income, stockholders equity and cash flows as of June 30, 2004. Such financial statements present fairly, in all material respects, on a pro forma basis the estimated financial condition of the Consolidated Entities as of such date after giving effect to (i) the consummation of the Acquisition, (ii) the Loans to be made on the First Borrowing Date and (iii) the payment of fees and expenses in connection with the foregoing.

     (b) The Borrower has heretofore furnished to the Lenders (i) the audited consolidated balance sheets of (A) the Consolidated Entities and the related statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 29, 2001 and December 28, 2002 and December 27, 2003 reported on by PriceWaterhouseCoopers LLP, independent public accountants, and (B) Inveresk and its consolidated subsidiaries and the related statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003 reported on by Deloitte & Touche LLP, independent public accountants and (ii) the unaudited consolidated and consolidating balance sheets of (A) the Consolidated Entities and the related statements of income, stockholders equity and cash flows as of and for each fiscal quarter since December 27, 2003 as to which such financial statements are available and (B) Inveresk and its consolidated subsidiaries and the related statements of income, stockholders equity and cash flows as of and for each fiscal quarter since December 31, 2003 as to which such financial statements are available. Such financial statements in clauses (i)(A) and (ii)(A) above present fairly, in all material respects, the financial condition and results of operations and cash flows of the Consolidated Entities as of such dates and for such periods in accordance with GAAP.

     (c) Since December 27, 2003, there has been no change that could reasonably be expected to have a Material Adverse Effect.

     SECTION 3.05.  Properties. (a) Each of the Consolidated Entities has good title to, or valid leasehold interests in, all its real and personal property material to its business reflected in the financial statements described in Section 3.04, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     (b) Each of the Consolidated Entities owns, or is licensed to use, all trademarks, tradenames, service marks, service names, copyrights, patents, domain names and other intellectual property material to its business to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Consolidated Entities, the use thereof by the Consolidated Entities does not infringe upon the rights of any other Person, and, to the knowledge of Consolidated Entities, no Person has infringed upon the rights of the Consolidated Entities thereto where such infringement, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     SECTION 3.06.  Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Consolidated Entities, threatened against or affecting any Consolidated Entities (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any other Loan Document or the Transactions.

     (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Consolidated Entity (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

     (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

     SECTION 3.07.  Compliance with Laws and Agreements. Each of the Consolidated Entities is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

     SECTION 3.08.  Investment and Holding Company Status. No Consolidated Entity is (a) required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

     SECTION 3.09.  Taxes. Each of the Consolidated Entities has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Consolidated Entity has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.10.  ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $30,000,000 the fair market value of the assets of such

Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $30,000,000 the fair market value of the assets of all such underfunded Plans.

     SECTION 3.11.  Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Consolidated Entity is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Consolidated Entity to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

     SECTION 3.12.  Security Documents. The Security Documents are effective to create in favor of the Administrative Agent for its benefit and the ratable benefit of the Lenders a legal, valid and enforceable perfected first-priority Lien on the Collateral as security for the Obligations.

     SECTION 3.13.  Federal Reserve Regulations. (i) No Consolidated Entity is engaged principally, or as one of its important activities, in the business of extending credit for the purposes of buying or carrying Margin Stock (as defined under Regulation U).

     (ii) No part of the proceeds of any Loan, and no Letter of Credit, will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

     SECTION 3.14.  Solvency. Immediately after the consummation of the Transactions (a) the fair value of the assets of each Loan Party at a fair valuation will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, considering all financing alternatives and potential asset sales reasonably available to such Loan Party; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, considering all financing alternatives and potential asset sales reasonably available to such Loan Party; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

ARTICLE IV

Conditions

     SECTION 4.01.  Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

     (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Davis Polk & Wardwell, special New York counsel for the Consolidated Entities, and Dennis Shaughnessy, Esq., General Counsel for the Consolidated Entities, substantially in the form of Exhibit B-1A and Exhibit B-2A, respectively. The Borrower hereby requests such counsel to deliver such opinion.

     (c) The Lenders shall have received the financial statements referred to in Section 3.04(a) and (b).

     (d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

     (e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or the Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.03.

     (f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

     (g) All consents and approvals necessary to be obtained from any Governmental Authority or other Person in connection with the financing contemplated hereby and the continuing operation of the Consolidated Entities shall have been obtained and be in full force and effect.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on March 31, 2005 or at such other time as mutually extended (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

     SECTION 4.02.  First Borrowing Date. The obligation of each Lender to make a Loan on the First Borrowing Date is subject to the satisfaction of the following conditions:

     (a) The Administrative Agent (or its counsel) shall have received from each Material Domestic Subsidiary either (i) a counterpart of a Guarantee Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the Guarantee Agreement) that such party has signed a counterpart of a Guarantee Agreement.

     (b) The Administrative Agent (or its counsel) shall have received from the Borrower and each Material Domestic Subsidiary either (i) a counterpart of each Security Document other than a Guarantee Agreement and a Pledge Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of such Security Document) that such party has signed a counterpart of such Security Document.

     (c) The Administrative Agent (or its counsel) shall have received from each Loan Party which is the direct parent of any Domestic Subsidiary (other than any such Subsidiary listed in Schedule 4.02(c)) either (i) a counterpart of a Pledge Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of a Pledge Agreement) that such party has signed a counterpart of a Pledge Agreement.

     (d) Except as otherwise provided in Schedule 4.02(d), the Administrative Agent (or its counsel) shall have received from each Loan Party which is the direct parent of any first-tier Material Foreign Subsidiary either (i) a counterpart of a Pledge Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of a Pledge Agreement) that such party has signed a counterpart of a Pledge Agreement.

     (e) The Administrative Agent shall have received all documents and instruments, including Uniform Commercial Code financing statements required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded so that the Administrative Agent, for its benefit and the ratable benefit of the Lenders, shall have a legal, valid and enforceable perfected first-priority Lien on the Collateral. The Administrative Agent shall have conducted searches of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties and evidence that all Liens indicated by such filings not otherwise permitted hereunder shall have terminated pursuant to appropriate release documentation. The Administrative Agent shall have received available certificates or other instruments representing all Indebtedness and Capital Stock constituting Collateral, together with instruments of transfer with respect thereto endorsed in blank.

     (f) Except as otherwise provided in Schedule 4.02(f), the Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

     (i) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (ii) below (the “Title Insurance Company”) shall have received, all maps or plats of as-built surveys of the sites of the Mortgaged Properties in Borrower’s possession as of the Effective Date.

     (ii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount reasonably satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form to the exent available of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

     (iii) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage and which is located in an area designated as a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

     (iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

     (g) The following transactions shall have been consummated:

     (i) the Acquisition shall have been consummated pursuant to the Merger Agreement or otherwise pursuant to reasonably satisfactory documentation, and no material provision thereof shall have been waived, amended, supplemented or otherwise modified in a manner materially adverse to the Lenders without the consent of the Administrative Agent and the Syndication Agent;

     (ii) the cash consideration paid in respect of the Acquisition (exclusive of fees and expenses) shall be not greater than $595,395,000; and

     (iii) the Administrative Agent shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the Acquisition and the financing thereof shall not exceed $40,000,000.

     (h) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Davis Polk & Wardwell, special New York counsel for the Consolidated Entities, and Dennis Shaughnessy, Esq., General Counsel for the Consolidated Entities, substantially in the form of Exhibit B-1B and Exhibit B-2B, respectively. The Borrower hereby requests such counsel to deliver such opinion.

     (i) The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 4.11 of the Security Agreement.

     (j) The Existing CRL Credit Agreement shall have been terminated and all amounts then due and payable thereunder shall have been satisfied.

     (k) The Existing Inveresk Credit Agreement shall have been terminated and all amounts then due and payable thereunder shall have been satisfied.

     (l) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

     SECTION 4.03.  Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including on the First Borrowing Date), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

     (a) The representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (if not qualified as to materiality or Material Adverse Effect) or in any respect (if so qualified) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and there shall be no laws, rules, regulations or orders that would cause the making or maintaining of such Loan or such Letter of Credit to be unlawful or otherwise unenforceable.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or cash collateralized to the satisfaction of the Administrative Agent) and all LC Disbursements shall have been reimbursed, the Borrower (as to itself and its subsidiaries) covenants and agrees with the Lenders that:

     SECTION 5.01.  Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

     (a) as soon as available, but in any event within the period within which the Borrower is required to deliver its annual report on Form 10-K under the Exchange Act and the regulations promulgated by the SEC thereunder for of each fiscal year of the Consolidated Entities, its audited consolidated and unaudited consolidating balance sheets of the Consolidated Entities and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all such consolidated financial statements being reported on by PriceWaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Consolidated Entities on a consolidated basis in accordance with GAAP consistently applied and certified by its Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Consolidated Entities in accordance with GAAP consistently applied;

     (b) as soon as available, but in any event within the period within which the Borrower is required to deliver its quarterly report on Form 10-Q under the Exchange Act and the regulations promulgated by the SEC thereunder for each of the first three fiscal quarters of the Consolidated Entities, its consolidated and consolidating balance sheets of the Consolidated Entities and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding date or period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Consolidated Entities in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

     (c) prior to the consummation of a Permitted Acquisition (or, if the aggregate consideration paid for such Permitted Acquisition is less than $10,000,000, within 30 days thereafter), the audited or, if the audited is unavailable, the unaudited balance sheets of the acquired Person (or part thereof) as of the most recently ended calendar quarter and related statements of income and cash flows for the most recently ended four calendar quarters and, if available, for the calendar months ended in the calendar quarter during which such Permitted Acquisition occurs;

     (d) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of its Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.11 and 6.12 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements for the 2003 fiscal year referred to in Section 3.04(b)(1)(A) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

     (e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

     (f) within 90 days after the end of each fiscal year of the Consolidated Entities, a copy of the management prepared budget (prepared on a consolidated, consolidating and business segment basis), for the then current fiscal year, and accompanied by a description of the material assumptions used in making such budget, in each case, certified by its Financial Officer;

     (g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements, registration statements and other materials filed by any Consolidated Entity with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Consolidated Entity to its shareholders generally, as the case may be; and

     (h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Consolidated Entity, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

     SECTION 5.02.  Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

     (a) the occurrence of any Default;

     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Consolidated Entity or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Consolidated Entities in an aggregate amount exceeding $2,500,000; and

     (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of its Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

     SECTION 5.03.  Existence; Conduct of Business. Each Consolidated Entity will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business (except, in the case of this clause (ii), where failure to do so could not reasonably be expected to result in a Material Adverse Effect); provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or closure of a division permitted under Section 6.03.

     SECTION 5.04.  Payment of Obligations. Each Consolidated Entity will pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Consolidated Entity has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.05.  Maintenance of Properties; Insurance. Each Consolidated Entity will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

     SECTION 5.06.  Books and Records; Inspection Rights. Each Consolidated Entity will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Consolidated Entity will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (and by this provision each Consolidated Entity authorizes such accountants to discuss with such representatives thereafter, finances and condition of each such Consolidated Entity, whether or not such Consolidated Entity is present), all at such reasonable times and as often as reasonably requested and the Borrower shall reimburse the Administrative Agent and any Lender for the reasonable expenses incurred in connection with the exercise of such rights (except that the Borrower shall only be required to reimburse the Administrative Agent or any Lender for expenses incurred in connection with one such visit or inspection per fiscal year, unless an Event of Default has occurred and is continuing).

     SECTION 5.07.  Compliance. Each Consolidated Entity will comply with all Contractual Obligations and all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.08.  Use of Proceeds and Letters of Credit.

     (a) The proceeds of the Term Loans will be used to finance the Acquisition, including the refinancing of existing indebtedness of the Borrower and Inveresk, and to pay related costs and expenses.

     (b) The proceeds of Revolving Loans will be used in an amount not to exceed $100,000,000 to finance the Acquisition, including the refinancing of existing indebtedness of the Borrower and Inveresk, and to pay related costs and expenses, and the proceeds not so used shall be used for general corporate purposes (including working capital, capital expenditures and Permitted Acquisitions).

     (c) Letters of Credit will be issued only to support obligations of any Unrestricted Loan Party incurred in the ordinary course of business or pursuant to a Permitted Acquisition.

     (d) No part of the proceeds of any Loan, and no Letter of Credit, will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

     SECTION 5.09.  Additional Material Subsidiaries. (a) Promptly upon any Domestic Subsidiary becoming a Material Domestic Subsidiary after the First Borrowing Date, the Borrower will (i) cause such Domestic Subsidiary to guarantee the Obligations, pursuant to a Guarantee substantially in the form of the Guarantee Agreement or otherwise reasonably satisfactory to the Administrative Agent, (ii) cause the Obligations to be secured by a perfected first-priority lien on all of the personal property of such Domestic Subsidiary, pursuant to a Security Agreement, a Pledge Agreement and other documents and instruments consistent with those delivered under Sections 4.02(c), (d) and (e) (and subject to any limitations and exceptions consistent with those contained in any such documents or instruments), (iii) cause all outstanding Capital Stock of such Domestic Subsidiary owned directly or indirectly by any Loan Party to be subject to a perfected first-priority Lien, pursuant to a Pledge Agreement and (iv) deliver such proof of corporate, partnership or limited liability company action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered pursuant to Article IV or as the Administrative Agent shall have reasonably requested.

     (b) Promptly upon any Foreign Subsidiary becoming a Material Subsidiary after the First Borrowing Date, the Borrower and each other Material Domestic Subsidiary will (i) cause all of the Capital Stock of such Foreign Subsidiary owned by the Borrower and the Material Domestic Subsidiaries to be pledged and delivered (provided that no more than 65% of the outstanding voting Capital Stock of any Foreign Subsidiary owned by the Borrower and the Material Domestic Subsidiaries shall be required to be pledged and delivered) to the Administrative Agent for its benefit and the ratable benefit of the Lenders, pursuant to a Pledge Agreement (or other agreement reasonably satisfactory to the Administrative Agent) and (ii) deliver such proof of corporate, partnership or limited liability company action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered pursuant to Article IV or as the Administrative Agent shall have reasonably requested.

     SECTION 5.10.  Cash Management. The Borrower agrees to cause, to the extent necessary to satisfy all of the Obligations, all Subsidiaries that are not Loan Parties to either distribute assets or loan funds to the Borrower.

     SECTION 5.11.  Environmental Laws. The Borrower will cause each Consolidated Entity to comply in all material respects with all applicable Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     SECTION 5.12.  Maintenance of Ratings. The Borrower will cause (a) a Senior Implied Rating, in the case of Moody’s or (b) an Issuer Credit Rating, in the case of S&P, for the Borrower to be maintained at all times.

     SECTION 5.13.  Further Assurances. Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Administrative Agent may reasonably request, to cause the Administrative Agent, for the benefit of itself and the ratable benefit of the Lenders, to maintain a legal, valid and enforceable perfected first priority Lien on the Collateral (subject to the limitations, exceptions and qualifications set forth in the Loan Documents), all at the expense of the Loan Parties. Each Loan Party will also provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

ARTICLE VI

Negative Covenants

     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated (or cash collateralized to the satisfaction of the Administrative Agent) and all LC Disbursements shall have been reimbursed, the Borrower (as to itself and its subsidiaries) covenants and agrees with the Lenders that:

     SECTION 6.01.  Indebtedness. No Consolidated Entity will create, incur, assume or permit to exist any Indebtedness, except:

     (a) Indebtedness of any Loan Party pursuant to any Loan Document;

     (b) Indebtedness existing on the date hereof or, in the case of Inveresk and its subsidiaries, on the First Borrowing Date, and in each case set forth in Schedule 6.01, and any extensions, renewals, refinancings or replacements of any such Indebtedness so long as (i) the principal or face amount of, or interest rate or fees or other amounts (exclusive of commissions and other similar issuance costs) payable in connection with, any such Indebtedness is not increased, (ii) the dates upon which payments are to be made are not advanced and (iii) the subordination terms, if any, are not modified in any manner that is adverse to the Lenders, in connection with any such extension, renewal, refinancing or replacement;

     (c) Indebtedness of any Consolidated Entity to any other Consolidated Entity permitted by Section 6.04;

     (d) (i) Indebtedness of any Consolidated Entity incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets (including in a Permitted Acquisition) or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof so long as such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) Indebtedness of the Foreign Subsidiaries; provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $50,000,000 at any time outstanding;

     (e) Indebtedness of any Consolidated Entity as an account party in respect of trade letters of credit;

     (f) Consolidated Subordinated Indebtedness of the Borrower that, by the terms of such Indebtedness, is convertible into the Capital Stock of the Borrower in an aggregate principal amount not to exceed $150,000,000 at any time outstanding (exclusive of the principal amount of Indebtedness outstanding under the 3.50% Convertible Notes or any refinancing thereof incurred in reliance on Section 6.01(b));

     (g) Indebtedness not otherwise expressly permitted by this Section 6.01 in an aggregate principal or face amount outstanding at any time not to exceed $30,000,000; and

     (h) Hedge Agreements permitted under Section 6.05.

     SECTION 6.02.  Liens. No Consolidated Entity will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

     (a) Liens created under the Security Documents;

     (b) Permitted Encumbrances;

     (c) any Lien on any property or asset of any Consolidated Entity existing on the date hereof or, in the case of Inveresk and its subsidiaries, on the First Borrowing Date, and extensions and renewals thereof; provided that (i) such Lien shall not apply to any other property or asset of any Consolidated Entity and (ii) such Lien shall secure only those obligations which it secures on the date hereof or, in the case of Inveresk and its subsidiaries, on the First Borrowing Date (and extensions and renewals thereof (but not increases thereof));

     (d) any Lien existing on any property or asset prior to the acquisition thereof by any Consolidated Entity or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) if such Lien secures Indebtedness, such Indebtedness is permitted by clause (d), (e) or (g) of Section 6.01, (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (iii) such Lien shall not apply to any other property or assets of any Consolidated Entity and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and any extensions, renewals, refinancings or replacements thereof, subject to clause (b) of Section 6.01 with respect to any Indebtedness permitted by such clause;

     (e) any Lien on assets acquired, constructed or improved by any Consolidated Entity; provided that (i) such Lien secures Indebtedness permitted by clause (d)(i) or (g) of Section 6.01, (ii) such Lien and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such assets and (iv) such Lien shall not apply to any other property or assets of any Consolidated Entity;

     (f) any Lien securing payment of any obligation under any Hedging Agreement permitted by Section 6.01(h); and

     (g) any Lien on any property or asset of a Foreign Subsidiary that secures Indebtedness permitted by Section 6.01(d)(ii) or 6.01(g).

     SECTION 6.03.  Fundamental Changes. (a) No Consolidated Entity will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Wholly-Owned Subsidiary in a transaction in which the surviving entity is a Wholly-Owned Subsidiary and, if any party to such merger is a Loan Party, is or becomes a Loan Party, (iii) any Subsidiary (other than a Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not materially disadvantageous to the Lenders and could not reasonably be expected to have a Material Adverse Effect, (iv) any Foreign Subsidiary may merge into any other Foreign Subsidiary that is a Wholly-Owned Subsidiary in a transaction in which a Foreign Subsidiary that is a Wholly-Owned Subsidiary is the surviving corporation, (v) Charles River Australia, Charles River China, Charles River Mexico and Charles River Proteomics may be sold, liquidated or dissolved and may take any action described in clauses (h) or (i) of Article VII so long as the Borrower receives its ratable portion of the net proceeds available to the equity holders in connection with such liquidation or dissolution, (vi) any Wholly-Owned Subsidiary may merge into any Person in order to consummate a Permitted Acquisition permitted by Section 6.04(g) so long as after giving effect thereto the Person surviving such merger is a Subsidiary, (vii) any Consolidated Entity may effect the closure of a division in such Consolidated Entity, and (viii) the Consolidated Entities may effect the mergers necessary to consummate the Acquisition.

     (b) No Consolidated Entity will engage to any material extent in any business other than businesses of the type conducted by the Consolidated Entities on the date of execution of this Agreement (after giving effect to the Acquisition) and businesses reasonably related thereto.

     SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions. No Consolidated Entity will purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (or any material portion thereof), except:

     (a) Permitted Investments;

     (b) investments by the Consolidated Entities existing on the date hereof, or as to Inveresk and its subsidiaries, on the First Borrowing Date, and in each case set forth on Schedule 6.04 and renewals and extensions thereof (but not to the extent of any increase thereof);

     (c) investments made by any Unrestricted Loan Party in the Capital Stock of any other Unrestricted Loan Party, investments by any Loan Party that is not an Unrestricted Loan Party in the Capital Stock of any other Loan Party, investments by any Subsidiary that is not a Loan Party in the Capital Stock of any other Subsidiary that is not a Loan Party and investments by any Loan Party in the Capital Stock of any Foreign Subsidiary created to consummate a Permitted Acquisition;

     (d) loans or advances made by any Consolidated Entity to any other Consolidated Entity; provided that (i) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties at any time outstanding (excluding amounts that are applied upon receipt to pay consideration for a Permitted Acquisition) shall not exceed $30,000,000 during the term of this Agreement and (ii) all such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to a Pledge Agreement;

     (e) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

     (f) extensions of trade credit in the ordinary course of business;

     (g) Permitted Acquisitions by any Consolidated Entity so long as (i) if the consideration for such Permitted Acquisition consists solely of Capital Stock of the Borrower, the aggregate market value of such Capital Stock paid in respect of such Permitted Acquisition does not exceed 50% of Consolidated Net Worth determined as of the end of the most recently ended fiscal quarter, and (ii) if the consideration for such Permitted Acquisition consists of consideration, in whole or in part, other than Capital Stock of the Borrower, (A)(x) the aggregate cash and non-cash consideration (including the concurrent repayment or assumption of any Indebtedness) paid in respect of (1) all such Permitted Acquisitions (other than Permitted Acquisitions made pursant to subparagraph (B) below) until the Revolving Credit Termination Date does not exceed $50,000,000 and (2) each such Permitted Acquisition (other than Permitted Acquisitions made pursant to subparagraph (B) below) does not exceed $10,000,000 and (B)(x) the aggregate cash and non-cash consideration (including the concurrent repayment or assumption of any Indebtedness) paid in respect of any such Permitted Acquisition (other than Permitted Acquisitions made pursant to subparagraph (A) above) does not exceed (1) $75,000,000 if the Consolidated Entity making such Permitted Acquisition is the Borrower or a Domestic Subsidiary and the business of the Person (or part thereof) being acquired is organized and located primarily in the United States and (2) in all other circumstances, $25,000,000 and (y) the Leverage Ratio as of the time immediately after giving effect to such Permitted Acquisition at least 0.25 to 1.0 less than the covenant level contained in Section 6.12;

     (h) investments consisting of Hedging Agreements permitted by Section 6.05;

     (i) investments consisting of non-cash consideration received pursuant to a disposition of assets permitted by Section 6.06; provided that the sum of the aggregate amount of investments permitted under this Section 6.04(i) and the aggregate amount of investments permitted under Section 6.04(k) at any time outstanding shall not exceed $30,000,000;

     (j) investments by Foreign Subsidiaries in an aggregate amount at any time outstanding not to exceed $1,000,000;

     (k) so long as no Event of Default shall have occurred or would result therefrom, other investments constituting minority investments in Capital Stock of Persons engaged in a commercial business activity similar to the principal business activities of the Borrower on the Effective Date; provided that the sum of the aggregate amount of investments permitted under this Section 6.04(k) and the aggregate amount of investments permitted under Section 6.04(i) at any time outstanding shall not exceed $30,000,000;

     (l) investments consisting of accounts receivable and/or related ancillary rights or assets, or interests therein by any Consolidated Entity in any Receivables Subsidiary;

     (m) investments necessary to consummate the Acquisition; and

     (n) investments held by any Person at the time it becomes a Subsidiary pursuant to a Permitted Acquisition and not made in contemplation of or in connection with such Permitted Acquisition.

     SECTION 6.05.  Hedging Agreements. No Consolidated Entity will enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which such Consolidated Entity is exposed in the conduct of its business or the management of its liabilities.

     SECTION 6.06.  Disposition of Assets. No Consolidated Entity will Dispose of any asset, including any Capital Stock, except:

     (a) Dispositions of inventory and used or surplus equipment in the ordinary course of business;

     (b) Dispositions to any other Consolidated Entity; provided that any such Dispositions involving a Subsidiary that is not an Unrestricted Loan Party shall be made in compliance with Section 6.04 and Section 6.08;

     (c) Dispositions of the assets or Capital Stock of Charles River Australia, Charles River China, Charles River Mexico or Charles River Proteomics;

     (d) Dispositions of accounts receivable and/or related ancillary rights or assets, or interests therein to any Receivables Subsidiary pursuant to a Receivables Financing Program; and

     (e) Dispositions of assets (other than Capital Stock of a Subsidiary) that are not permitted by any other clause of this Section 6.06; provided that the aggregate fair market value of all assets Disposed of during the term of this Agreement in reliance upon this clause (e) shall not exceed three percent (3.0%) of the total tangible assets of the Consolidated Entities as of the last day of the most recently ended fiscal quarter of the Consolidated Entities as determined on a consolidated basis in accordance with GAAP;

provided that (x) all Dispositions permitted by this Section 6.06 shall be made for fair value as agreed to in an arm’s length transaction and (y) all sales, transfers, dispositions permitted by clause (e) of this Section 6.06 for aggregate consideration in excess of $5,000,000 shall be for at least 50% cash consideration and any non-cash consideration received in connection with such sale, transfer or disposition shall be permitted under Section 6.04(i).

     SECTION 6.07.  Transactions with Affiliates. No Consolidated Entity will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

     (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Consolidated Entity than could be obtained on an arm’s-length basis from unrelated third parties;

     (b) transactions between or among Foreign Subsidiaries and transactions between or among Unrestricted Loan Parties not involving any other Affiliate (in each case to the extent not otherwise prohibited by other provisions of this Agreement);

     (c) any Restricted Payment (or any payment, dividend, distribution or setting aside of property expressly excluded from the definition of “Restricted Payment”) not otherwise prohibited by this Agreement, any transaction permitted by Section 6.03 and any investment permitted by Section 6.04; and

     (d) the sale, transfer or other disposition of accounts receivable and/or related ancillary rights or assets or interests therein by any Consolidated Entity to a Receivables Subsidiary pursuant to a Receivables Financing Program.

     SECTION 6.08.  Restrictive Agreements. No Consolidated Entity will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Consolidated Entity to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Consolidated Entity to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to any other Consolidated Entity or to Guarantee Indebtedness of any other Consolidated Entity; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any of the Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof or, in the case of Inveresk and its subsidiaries, on the First Borrowing Date, in each case identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any asset pending such sale, provided such restrictions and conditions apply only to the Subsidiary or the asset that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01(d) or Section 6.01(g) if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

     SECTION 6.09.  Issuances of Capital Stock by Subsidiaries. The Borrower shall not permit any Subsidiary to issue any additional shares of its Capital Stock or other interests other than (a) to an Unrestricted Loan Party or (b) if such Subsidiary is not an Unrestricted Loan Party, to the Borrower or a Wholly-Owned Subsidiary.

     SECTION 6.10.  Amendment of Material Documents. No Consolidated Entity will amend, modify or waive (whether via merger, consolidation, amendment or otherwise) (a) any of its rights under its certificate of incorporation, by-laws, declaration of trust or other organizational documents if such amendment, modification or waiver could reasonably be expected to result in a Material Adverse Effect or (b) any of the terms of any Consolidated Subordinated Indebtedness, in each case in any respect adverse to the Lenders (for the purposes of this Section 6.10(b) and without limitation of the scope of the definition of “adverse”, any amendment to increase the principal amount, the interest rate or fees or other amounts payable, to advance the dates upon which payments are made or to alter any subordination provision (or any definition related thereto) to make it more favorable to the holders of Consolidated Subordinated Indebtedness shall be deemed to be “adverse”).

     SECTION 6.11.  Fixed Charge Coverage Ratio. The Consolidated Entities will not permit the Fixed Charge Coverage Ratio as determined as of the end of each fiscal quarter of the Consolidated Entities to be less than (a) 1.50 to 1.00, until the fiscal quarter ending June 25, 2005, (b) 1.75 to 1.00, for the fiscal quarters ending September 24, 2005 and December 24, 2005, and (c) 2.00 to 1.00, thereafter.

     SECTION 6.12.  Leverage Ratio. The Consolidated Entities will not permit the Leverage Ratio as determined as of the end of each fiscal quarter of the Consolidated Entities to be greater than (a) 3.00 to

1.00, until the fiscal quarter ending June 25, 2005, (b) 2.75 to 1.00, until the fiscal quarter ending September 24, 2005, and (c) 2.50 to 1.00, thereafter.

ARTICLE VII

Events of Default

     If any of the following events (“Events of Default”) shall occur:

     (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

     (b) the Borrower shall fail to pay any interest on any Loan or any Loan Party shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of three Business Days;

     (c) any representation or warranty made or deemed made by or on behalf of any Consolidated Entity in or in connection with any Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (if not qualified as to materiality or of Material Adverse Effect) and in any respect (if qualified as to materiality or of Material Adverse Effect) when made or deemed made or furnished;

     (d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the existence of such Loan Party) or 5.08 or in Article VI;

     (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

     (f) any Consolidated Entity shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period);

     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Consolidated Entity (other than Subsidiaries that are not Material Subsidiaries) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Consolidated Entity (other than Subsidiaries that are not Material Subsidiaries) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

     (i) any Consolidated Entity (other than Subsidiaries that are not Material Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Consolidated Entity (other than Subsidiaries that are not Material Subsidiaries) for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

     (j) any Consolidated Entity shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

     (k) one or more judgments for the payment of money in an aggregate amount exceeding $15,000,000 in the aggregate (not covered by insurance from a responsible insurance company that is not denying its liability with respect thereto) shall be rendered against any Consolidated Entity or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Consolidated Entity to enforce any such judgment;

     (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Consolidated Entity in an aggregate amount exceeding $15,000,000;

     (m) (i) any Security Document shall for any reason cease to create in favor of the Administrative Agent for its benefit and the ratable benefit of the Lenders a legal, valid and enforceable perfected first-priority Lien on the Collateral as security for the Obligations, except to the extent that such cessation (A) relates, during the term of this Agreement, to an aggregate fair market value of assets that represent less than $2,000,000, (B) results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged or to file continuation statements under the Uniform Commercial Code of any applicable jurisdiction or (C) is covered by a lender’s title insurance policy and the subject insurer promptly after the occurrence of the resulting cessation shall have acknowledged in writing that the same is covered by such title insurance policy; or (ii) any Loan Document executed by any Loan Party shall at any time after its execution and delivery (except in accordance with its terms or pursuant to an agreement of the parties thereof) and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Consolidated Entity or any Consolidated Entity shall deny in writing it has any further liability or obligation thereunder;

     (n) the subordination provisions relating to any Consolidated Subordinated Indebtedness shall fail to be enforceable by the Administrative Agent or the Lenders in accordance with the terms thereof or the Obligations shall fail to constitute “senior indebtedness” (or any other similar term) under any document, instrument or other agreement evidencing any such Consolidated Subordinated Indebtedness; or

     (o) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations (other than the Obligations arising under or in connection with any Hedging Agreements), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) enforce its rights under the Guarantee Agreement and each Security Document on behalf of itself as Administrative Agent, the Lenders and the Issuing Bank; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations (other than the Obligations arising under or in connection with any Hedging Agreements), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

     Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Consolidated Entity or other Affiliate thereof as if it were not the Administrative Agent hereunder.

     The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents, whether upon, before or after an Event of Default, that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Consolidated Entity that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Loan Party or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Consolidated Entity), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

     Subject to the foregoing provisions of this Article VIII, the Administrative Agent shall, on behalf of the Lenders, (i) execute each Loan Document other than this Agreement on behalf of the Lenders, (ii) hold and apply the Collateral, and the proceeds thereof, at any time received by it in accordance with the provisions of the Loan Documents, (iii) exercise any and all rights, powers and remedies of the Lenders under the Loan Documents, including the giving of any consent or waiver or the entering into of any amendment, subject to the provisions of Section 9.02, (iv) execute, deliver and file financing statements, assignments and other such agreements, and possess instruments on behalf of the Lenders and (v) in the event of acceleration of the obligations of the Borrower hereunder, exercise the rights of the Lenders under the Loan Documents upon and at the direction of the Required Lenders.

     The Syndication Agent and the Co-Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under any of the Loan Documents other than those applicable to all Lenders. Without limiting the foregoing, neither the Syndication Agent nor any Co-Documentation Agent shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgements with respect to the Syndication Agent and each Co-Documentation Agent as it makes with respect to the Administrative Agent or any other Lender in this Article VIII.

ARTICLE IX

Miscellaneous

     SECTION 9.01.  Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

     (a) if to the Borrower, to it at Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887, Attention of General Counsel (Telecopy No. (978) 988-5665);

     (b) if to the Administrative Agent or the Issuing Bank, to it at JPMorgan Chase Bank, Loan and Agency Services, 111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention of Khuyen K. Ta (Telecopy No. (713) 750-2938), with a copy to JPMorgan Chase Bank, Two Corporate Drive, Shelton, Connecticut 06484, Attention of John A. Francis (Telecopy No. (203) 944-8496);

     (c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     SECTION 9.02.  Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

     (b) Neither this Agreement nor any other Loan Document (other than any Hedging Agreement) nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or extend the expiration date of any Letter of Credit to a date which is after the Revolving Commitment Maturity Date without the written consent of each Lender affected thereby, (iv) release all or substantially all of the Guarantors from their respective Guarantees under a Guarantee Agreement or limit their liability in respect of such Guarantees or such Guarantee Agreement or their obligation to enter into and provide a Guarantee pursuant to a Guarantee Agreement, without the written consent of the Super-Majority Facility Lenders, (v) release of the Lien of the Administrative Agent on all or substantially all of the Collateral, without the written consent of each Lender, (vi) change Section 2.21(b),(c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vii) change any of the provisions of this Section or the definition of “Required Lenders” or “Majority Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (viii) consent to the assignment or transfer by any Loan Party of its rights or obligations hereunder or under the other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

     SECTION 9.03.  Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

     (b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Consolidated Entity, or any Environmental Liability related in any way to any Consolidated Entity, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) the breach by such Indemnitee of any if its obligations hereunder.

     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Facility A Revolving Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

     (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

     (e) All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

     SECTION 9.04.  Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the corresponding Loans at the time owing to it, and to the extent applicable, the LC Exposure at the time held by it) with the prior written consent (such consent not to be unreasonably withheld) of:

     (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

     (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

     (C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

     (ii) Assignments shall be subject to the following additional conditions:

     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of the Revolving Facility) and $1,000,000 (in the case of the Term Facility) unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

     (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 to be paid by the assignor, and

     (C) the assignee, if it shall not be a Lender prior to the date of such assignment, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing and any consent requested by a Lender of the Borrower and the Administrative Agent under this Section 9.04(b) shall be deemed granted by the Borrower or the Administrative Agent, as the case may be, if it does not respond to such request within 20 days after the written request is delivered to the Borrower and the Administrative Agent in accordance with this Agreement. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

     (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

     (e) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, each Loan Party agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.20(c) as though it were a Lender.

     (f) A Participant shall not be entitled to receive any greater payment under Section 2.18, 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the applicable Loan Party, to comply with Section 2.20(e) as though it were a Lender.

     (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     (h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time by such Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 2.01 or 2.04, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, such Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) all credit decisions (including without limitation any decisions with respect to amendments and waivers) will continue to be made by such Granting Lender. The making of a Loan by an SPC hereunder shall utilize the Commitment of the applicable Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender in connection with liquidity and/or credit facilities to or for the account of such SPC to fund such Loans and (ii) subject to the provisions of Section 9.12, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

     SECTION 9.05.  Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

     SECTION 9.06.  Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The Loan Documents and the separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 9.07.  Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     SECTION 9.08.  Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

     (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any of its properties in the courts of any jurisdiction.

     (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 9.10.  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     SECTION 9.11.  Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     SECTION 9.12.  Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to this Agreement or any Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than a Consolidated Entity. For the purposes of this Section, “Information” means all information received from any Consolidated Entity relating to any Consolidated Entity or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Consolidated Entity; provided that, in the case of information received from any Consolidated Entity after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     SECTION 9.13.  Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon to the date of repayment, shall have been received by such Lender.

     SECTION 9.14.  Joint Creditors. Each of the Loan Parties, each of the Lenders and the Administrative Agent agrees that the Administrative Agent shall be a joint creditor (together with the relevant Lender) of each and every obligation of the Loan Parties towards each of the Lenders under or in connection with the Loan Documents and that, accordingly, the Administrative Agent will have its own independent right to demand performance by the Loan Parties of those obligations. However, any discharge of any such obligation to the Administrative Agent or the relevant Lender shall, to the same extent, discharge the corresponding obligation owing to the other.

     SECTION 9.15.  USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

     SECTION 9.16.  Consent to Waiver. As of the Effective Date, each Lender which is also a party to the Existing CRL Credit Agreement hereby consents to waive compliance with Section 6.09 thereof for the purpose of permitting the Borrower to enter into this Agreement until the earlier to occur of (i) the First Borrowing Date or (ii) such time as the Commitments have been terminated.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHARLES RIVER LABORATORIES
INTERNATIONAL, INC.

By:	/s/ James C. Foster

	Name:	James C. Foster
	Title:	President & CEO

251 Ballardvale Street, Wilmington, Massachusetts 01887 Taxpayer ID No.: 06-1397316

JPMORGAN CHASE BANK,
as a Lender, Issuing Bank and as Administrative Agent

By:	/s/ John A. Francis

	Name:	John A. Francis
	Title:	Vice President

CREDIT SUISSE FIRST BOSTON, Cayman Islands
Branch, as a Lender and as Syndication Agent

By:	/s/ Paul L. Colón

	Name:	Paul L. Colón
	Title:	Director

By:	/s/ Karim Blasetti

	Name:	Karim Blasetti
	Title:	Associate

SIGNATURE PAGE TO CREDIT AGREEMENT

     Signature Page to
Charles River Laboratories International Inc.
Credit Agreement

U.S. Bank N.A., as a Lender

By:	/s/ Michael P. Dickman

	Name:	Michael P. Dickman
	Title:	Assistant Vice President

National City Bank , as a Lender

By:	/s/ Renee M. Bonnell

	Name:	Renee M. Bonnell
	Title:	Account Officer

CALYON NEW YORK BRANCH , as a Lender

By:	/s/ Charles Heidsieck

	Name:	Charles Heidsieck
	Title:	Managing Director

By:	/s/ Thomas Randolph

	Name:	Thomas Randolph
	Title:	Director

ABN AMRO BANK N.V., as a Lender

By:	/s/ Alexander M. Blodi

	Name:	Alexander M. Blodi
	Title:	Managing Director

By:	/s/ Michele Costello

	Name:	Michele Costello
	Title:	Assistant Vice President

MIZUHO CORPORATE BANK, LTD., as a Lender

By:	/s/ Greg Botshon

	Name:	Greg Botshon
	Title:	Senior Vice President

     Signature Page to
Charles River Laboratories International Inc.
Credit Agreement

SUNTRUST BANK, as a Lender

By:	/s/ William D. Priester

	Name:	William D. Priester
	Title:	Director

PNC Bank National Association, as a Lender

By:	/s/ Donald V. Davis

	Name:	Donald V. Davis
	Title:	Managing Director

HSBC Bank USA, National Association, as a Lender

By:	/s/ Patrick J. Doulin

	Name:	Patrick J. Doulin
	Title:	Senior Vice President

Citizens Bank of Massachusetts, as a Lender

By:	/s/ R. Scott Haskell

	Name:	R. Scott Haskell
	Title:	Vice President

SUMITOMO MITSUI BANKING COPORATION, as a Lender

By:	/s/ Edward McColly

	Name:	Edward McColly
	Title:	Vice President & Department Head

SOCIETE GENERALE, as a Lender

By:	/s/ David A Grant

	Name:	David A Grant
	Title:	Managing Director

COMERICA BANK, as a Lender

By:	/s/ John M. Costa

	Name:	John M. Costa
	Title:	First Vice President

General Electric Capital Corporation, as a Lender

By:	/s/ Steven Wagnblas

	Name:	Steven Wagnblas
	Title:	Duly Authorized Signatory

     Signature Page to
Charles River Laboratories International Inc.
Credit Agreement

Fleet National Bank, a Bank of America Company, as a Lender

By:	/s/ Christopher C. Holmgren

	Name:	Christopher C. Holmgren
	Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ J.T. Taylor

	Name:	J.T. Taylor
	Title:	Senior Vice President

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., as a Lender

By:	/s/ Mark L. Robinson

	Name:	Mark L. Robinson
	Title:	Vice President

The Norinchukin Bank, New York Branch, as a Lender

By:	/s/ Toshifumi Tsukitani

	Name:	Toshifumi Tsukitani
	Title:	General Manager

BROWN BROTHERS HARRIMAN & CO., as a Lender

By:	/s/ Joseph E. Hall

	Name:	Joseph E. Hall
	Title:	Managing Director

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ ID Boyejo

	Name:	ID Boyejo
	Title:	Vice President